SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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DESIGN WITHIN REACH, INC.

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DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Design Within Reach, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Design Within Reach, Inc., or the Company, will be held on August 2, 2007 at 9:00 a.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Ray Brunner

William McDonagh

Lawrence Wilkinson

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

3.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on June 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Ray Brunner

President and Chief Executive Officer

San Francisco, California

July 3, 2007

DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

PROXY STATEMENT

The Board of Directors of Design Within Reach, Inc., a Delaware corporation, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on August 2, 2007 at 9:00 a.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about July 3, 2007.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Corporate Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees for director, and (2) for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on June 13, 2007 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 14,429,592 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. Our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors, or the Board, currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. Three nominees for director are to be elected as Class III directors at this meeting. The nominees are Ray Brunner, William McDonagh and Lawrence Wilkinson, who are each members of our present Board of Directors. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Members of the Board of Directors Continuing in Office

For a Three-Year Term Expiring at the

2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Ray Brunner	59	Director, President and Chief Executive Officer
William McDonagh	51	Director
Lawrence Wilkinson	57	Director

Ray Brunner.    Mr. Brunner has served as our President and Chief Executive Officer since May 2006 and a director since June 2006. Prior to that, Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006. From March 2006 until May 2006, Mr. Brunner provided us with real estate consulting services and worked as a consultant for JH Partners. From November 2004 to September 2005, he served as our Vice President of Real Estate and Construction and prior to that served as our Vice President of Studios since April 2002. From June 1993 to April 2002, Mr. Brunner served as President of RGB & Associates, a strategic consulting company. Mr. Brunner holds a B.A. in business administration from Western Connecticut State University.

William McDonagh.    Mr. McDonagh has served as a member of our Board of Directors since March 2004. Mr. McDonagh has been a partner of WaldenVC, a venture capital firm, since September 2000, and has been a management consultant since January 1999. From April 1994 to March 1998, Mr. McDonagh served as President and Chief Operating Officer of Broderbund Software, Inc., a company that develops and markets computer software. Mr. McDonagh is currently a member of the Board of Directors of Hands on Video Relay Services, Inc., a private provider of sign-language interpreting services for the deaf and hard-of-hearing and a member of the Board of Directors of Carlston Family Foundation, a charitable organization supporting education and teachers in California. Mr. McDonagh holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. from Golden Gate University.

Lawrence Wilkinson.    Mr. Wilkinson has served as a member of our Board of Directors since May 2000. Mr. Wilkinson is currently the chairman of Heminge & Condell, a provider of corporate strategic counsel and venture design services, a position he has held since November 1997, and co-founder of and counsel to Global Business Network, a strategic consulting organization, a position he has held since November 1987. Mr. Wilkinson co-founded Oxygen Media, Inc. in June 1998, and served as its vice-chairman until January 2002. Mr. Wilkinson serves on the boards of Oxygen Media, Inc. and Ealing Studios, Ltd. He is a director of Public Radio International, a non-profit organization, and a member of the Board of Visitors of Davidson College. Mr. Wilkinson holds a B.A. from Davidson College, an M.B.A. from Harvard Business School and a B.Phil. from Oxford University.

Term Expiring at the

2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
John Hansen	47	Chairman
Hilary Billings	42	Director
James Peters	45	Director

John Hansen.    Mr. Hansen has served as a member of our Board of Directors since November 1998. From November 2003 to October 2005, and since November 2005, he has served as the Chairman of our Board of Directors. Since March 1998, Mr. Hansen has served as President of JH Partners, LLC, a private equity firm. Mr. Hansen is currently a member of the boards of directors of Bare Escentuals, Inc., a multi-channel retailer of cosmetics and skin care products; and the private companies GoSmile, Inc., Edmund Frette Sárl, the owner of the Frette brand luxury linens businesses, NapaStyle, Inc., Lussori, Inc. and Jurlique International Pty Ltd. Mr. Hansen has previously served on the boards of directors of the following private companies, Walter Drake, Inc., The Record Bar, Inc., Performance Bicycle Shop, Inc., Bell Sports, Inc., Kate Somerville Holdings, LLC, Wellpet and the public company Thermolase Corporation, Inc. Mr. Hansen holds an A.B. from Harvard College, an M.B.A. from Harvard Business School and a J.D. from University of California, Berkeley.

Hilary Billings.    Ms. Billings has served as a member of our Board of Directors since November 2003. Ms. Billings is currently an independent brand strategy consultant. In 1999 Ms. Billings co-founded RedEnvelope, Inc., an internet retailer of upscale gifts, and served in various roles until 2003, including Chief Executive Officer and Chairman of the Board of Directors. From 1997 until 1999, Ms. Billings developed the W Hotel brand for Starwood Hotels & Resorts Worldwide, Inc. as Senior Vice President of Brand Development. From 1991 through 1997, Ms. Billings served in a variety of roles at Pottery Barn, including Vice President of Product Development and Design. Ms. Billings is currently a member of the Board of Directors of Peet’s Coffee and Tea, Inc., a publicly held company coffee and tea retailer. Ms. Billings holds a B.A. from Brown University.

James Peters.    Mr. Peters has served as a member of our Board of Directors since March 2007. From August 2000 to February 2005, Mr. Peters served as President and Chief Operating Officer of Ross Stores, Inc., a clothing retailer. From August 1998 to August 2000, Mr. Peters served as President of U.S. Retail for Staples, Inc., an office supply retailer. From August 1997 to August 1998, Mr. Peters served as Executive Vice President of U.S. Retail for Staples. Mr. Peters also serves on the Board of Trustees of the University of San Diego in California. Mr. Peters holds a B.A. in political science from the University of San Diego in California.

Term Expiring at the

2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Peter Lynch.	56	Director
Terry Lee	56	Director

Peter Lynch.    Mr. Lynch has served as a member of our Board of Directors since October 2006. Since 2005, Mr. Lynch has served as Senior Managing Director at DJM Realty, a division of the Gordon Brothers Group, a financial management group. From 2003 to 2005, Mr. Lynch served as President and Chief Operating Officer of BabyStyle, Inc., a multichannel apparel retailer. From 1997 to 2003, Mr. Lynch served as the Executive Vice President, Worldwide Operations for Warner Bros. Studio Stores. From 1996 to 1997, he served as the Chief Operating Officer of Sideout Sport, a sports apparel retailer. From 1995 to 1996, he served as the President and Chief Operating Officer of The Registry Stores, a bridal registry gift retailer. From 1993 to 1995, he was the President of the Retail Division of Baby Guess?/Guess? Kids, a division of Guess?, Inc., an apparel retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Administration and Chief Financial Officer of House of Fabrics, Inc., a fabric retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Corporate Planning and Chief Financial Officer of Stor Furnishings International Inc, a furniture retailer. Prior to that, he served in progressive financial management roles and was ultimately Executive Vice President, Finance and Operations at The Emporium Capwell Company, a division of Carter Hawley Hale Stores, a department store chain. Mr. Lynch holds a B.S. degree in criminology, with a minor in business, from York College of Pennsylvania.

Terry Lee.    Mr. Lee has served as a member of our Board of Directors since November 2003. Since 2004, Mr. Lee has served as a senior operating partner for JH Partners, LLC, a private equity firm. Mr. Lee is also currently a board member and consultant of Easton-Bell Sports, Inc. (formerly Bell Sports, Inc.), a private company that sells helmets and sporting goods accessories, a position he has held since April 2001, and executive co-chairman of BAP Holdings LLC, the parent company of Bell Automotive Products, Inc., a company that sells automotive accessories, a position he has held since October 2004. Mr. Lee previously served as Chief Executive Officer of Bell Automotive Products, Inc. from February 2000 to October 2004. From January 2001 to May 2001, Mr. Lee served as Chief Executive Officer of Bell Sports Corp. From August 2000 to January 2001, Mr. Lee served as a member of the Board of Directors of Bell Sports Corp. From August 1998 to August 2000, Mr. Lee served as chairman of the Board of Directors of Bell Sports Corp. Mr. Lee is also currently a member of the Board of Directors of Jurlique International Pty Ltd., a privately held natural skin care products company, Tailwind Sports Marketing, Inc., a privately held company that owns the Discovery Channel Pro Cycling Team, The Boys and Girls Club of Metropolitan Phoenix, a non-profit organization, and USA Cycling Development Foundation. Mr. Lee attended The University of Utah and Weber State College on a non-matriculated basis.

Board Meetings

Our Board of Directors held five regularly scheduled meetings and three special telephonic meetings during 2006. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of committees of our Board of Directors on which he or she served.

Committees of the Board

Compensation Committee.    The Compensation Committee is comprised of Peter Lynch, who serves as its chairman, Hilary Billings and Terry Lee, each of whom is an independent director for the purposes of the federal securities laws and the rules of the Nasdaq Stock Market (“Nasdaq Rules”). The Compensation Committee held four meetings during 2006. The functions of this committee include reviewing and recommending to the Board of Directors the compensation and benefits of all of our executive officers, administering our stock option plans and establishing and reviewing general policies relating to compensation and benefits of our employees.

Audit Committee.    The Audit Committee is comprised of William McDonagh, who serves as its chairman, James Peters and Lawrence Wilkinson. Each of these directors is “independent” as defined under and required by the federal securities laws, including Rule 10A-3(b)(i) under the Securities Exchange Act of 1934 and the Nasdaq Rules. In addition, our Board of Directors has determined that William McDonagh qualifies as an “audit committee financial expert” under the federal securities laws. The Audit Committee held seven meetings, including telephonic meetings, during 2006. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent registered public accounting firm by our Board of Directors, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent registered public accounting firm prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to the Audit Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Lawrence Wilkinson, who serves as its chairman, Hilary Billings and John Hansen, each of whom is an independent director for the purposes of the federal securities laws and the Nasdaq Rules. The Nominating and Corporate Governance Committee did not hold any meetings during 2006. The functions of this committee include identifying prospective board candidates, recommending nominees for election to our Board of Directors, developing and recommending board member selection criteria, considering committee member qualification, recommending corporate governance principles to the Board of Directors, and providing oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company; and

•	other relevant experience.

Further, the Nominating and Corporate Governance Committee believes it appropriate for at least one member of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of “independent director” under the Nasdaq Rules. The Nominating and Corporate Governance Committee also believes it is appropriate for certain key members of our management to participate as members of our Board of Directors.

Other than the foregoing, there are no stated minimum general criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. The Nominating and Corporate Governance Committee welcomes turnover in the Board of Directors as it contributes to diversity on the Board of Directors, brings new viewpoints, approaches and ideas and discourages entrenchment of the Board of Directors or management. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Nominating and Corporate Governance Committee also may review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify board candidates, but the Nominating and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best promote the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to our Board of Directors.

The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have received director candidate recommendations from our stockholders but do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders are evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to our company’s corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board of Directors size and composition, sufficient to enable the Nominating and Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to the procedures set forth under “Stockholders Proposals.”

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104. Our corporate secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our corporate secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our corporate secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.

Code of Ethics

Our company has established a Code of Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Ethics, are available, free of charge, on our website at www.dwr.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Corporate Secretary, Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with Grant Thornton LLP their independence from management and our company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope of their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors also have recommended, subject to stockholder approval, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2007.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

William McDonagh, Chairman

James Peters

Lawrence Wilkinson

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. At our Annual Meeting held on June 15, 2006, two of our directors attended.

Our Board of Directors unanimously recommends a vote “FOR” each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 13, 2007 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the named executive officers (as defined below), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

Percentage of beneficial ownership is calculated based upon 14,429,592 shares of common stock that were outstanding as of June 13, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible within 60 days of June 13, 2007. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Glenn J. Krevlin and affiliates (2)	2,121,598	14.7%
SCSF Equities, LLC (3)	2,123,200	14.7
LaGrange Capital Partners, L.P. (4)	867,185	6.0
William Harris Investors, Inc. (5)	845,588	5.9
BC Advisors LLC and affiliates (6)	820,654	5.7

Directors and Named Executive Officers:
Ray Brunner	344,227	2.3
John Hellmann	54,166	*
Karen John	22,916	*
John Hansen (7)	654,541	4.5
Hilary Billings	39,000	*
Terry Lee (8)	82,571	*
Peter Lynch	7,000	*
William McDonagh	34,000	*
James Peters	2,666	*
Lawrence Wilkinson	66,000	*
Tara Poseley (9)	30,000	*
Ken La Honta (10)	2,500	*
Wanda Gierhardt (11)	0	*
All executive officers and directors as a group (10 persons, excludes Tara Poseley, Ken La Honta and Wanda Gierhart, who are no longer our executive officers)	1,307,087	8.7

*	Represents beneficial ownership of less than 1% of our outstanding Common Stock.

(1)	The following table indicates the number of shares subject to options exercisable within sixty (60) days of June 13, 2007, held by individuals listed in the table above:

Name of Beneficial Owner	Shares Subject to Options Exercisable Within 60 Days
Directors and Named Executive Officers:
Ray Brunner	344,227
John Hellmann	54,166
Karen John	22,916
John Hansen	64,000
Hilary Billings	39,000
Terry Lee	34,000
Peter Lynch	7,000
William McDonagh	34,000
James Peters	2,666
Lawrence Wilkinson	49,000
Tara Poseley	0
Wanda Gierhardt	0
Ken La Honta	0
All executive officers and directors as a group (10 persons, excludes Tara Poseley, Ken La Honta and Wanda Gierhart who are no longer our executive officers)	650,975

(2)	The address for Glenn J. Krevlin and affiliates is 598 Madison Avenue, 12th Floor, New York, NY 10022. Information is based on an amended Schedule 13D filed with the SEC by Glenn J. Krevlin and affiliates on June 1, 2007. Glenn J. Krevlin has sole investment and voting power with respect to all such shares, and Glenhill Advisors, LLC has sole investment and voting power with respect to all such shares. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC.
(3)	The address for SCSF Equities is 5200 Towne Center Circle, Suite 470, Boca Raton, FL 33486. SCSF Equities, LLC, a Delaware limited liability company (“SCSF Equities”), is the direct beneficial owner of the shares reported. Information is based on an amended Schedule 13D filed with the SEC on January 22, 2007. The securities reported may be deemed to be beneficially owned by Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation (“Sun Offshore Fund”), Sun Capital Securities Fund, LP, a Delaware limited partnership (“Sun Securities Fund”), Sun Capital Securities Advisors, LP, a Delaware limited partnership (“Sun Advisors”), Sun Capital Securities, LLC, a Delaware limited liability company (“Sun Capital Securities”), Marc J. Leder (“Leder”) and Rodger R. Krouse (“Krouse”). Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn owns a majority of the membership interests of SCSF Equities.
(4)	The address for LaGrange Capital Partners, L.P. and affiliates is 1270 Avenue of the Americas, Suite 2200, New York, NY 10020. Information is based on an amended Schedule 13G filed with the SEC by LaGrange Capital Partners, L.P. and affiliates on February 14, 2007. LaGrange Capital Partners, L.P. has sole voting and investment power with respect to 573,661 shares. The general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C. LaGrange Capital Partners Offshore Fund, Ltd. has sole voting and investment power with respect to 293,524 shares. The investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.
(5)

The address for William Harris Investors, Inc. (“WHI”) is 191 North Wacker Drive, Suite 1500, Chicago, IL 60606. Information is based on an amended Schedule 13G filed with the SEC by WHI on February 14,

2007. In its Schedule 13G, WHI states, “The securities reported herein have been acquired on behalf of discretionary clients of WHI. Persons other than WHI are entitled to receive all dividends from, and proceeds from the sale of, those securities.”

(6)	The address for BC Advisors, LLC and its affiliates is 300 Crescent Court, Suite 1111 Dallas, Texas 75201. Information is based on a Schedule 13G filed with the SEC filed by BC Advisors, LLC and affiliates on May 2, 2007. BC Advisors, LLC, a Texas limited liability company, for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership, (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership. BC Advisors, LLC is the general partner of SRB Management, L.P., a Texas limited partnership, which is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BC Advisors, LLC.
(7)	Includes (i) 468,193 shares held by Siberia Investment Company, LLC and (ii) 122,348 shares held by Monte Savello, L.P. Mr. Hansen is the Manager of the General Partner (Hansen GP LLC) of Monte Savello, LP. Mr. Hansen disclaims beneficial ownership of the shares held by Monte Savello, LP and Siberia Investment Company, LLC, except to the extent of his pecuniary interest in such shares, if any.
(8)	Includes 30,000 shares held by Morningstar Capital Investments, LLC. Mr. Lee is the Managing Member of Morningstar Capital Investments, LLC. Mr. Lee disclaims beneficial ownership of the shares held by Morningstar Capital Investments, LLC, except to the extent of his pecuniary interest in such shares, if any.
(9)	Includes 12,000 shares held by the Poseley Family 2004 Revocable Trust. Ms. Poseley is a trustee and beneficiary under this trust. Ms. Poseley resigned as our Chief Executive Officer and President on May 11, 2006. Information is based on a Form 4 filed with the SEC on November 17, 2005. We do not have any other information regarding the current holdings of Ms. Poseley.
(10)	Mr. La Honta resigned as our Chief Financial Officer, Chief Operating Officer and Secretary on August 16, 2006. Information is based on a Form 4 filed with the SEC on November 17, 2005. We do not have any other information regarding the current holdings of Mr. La Honta.
(11)	Ms. Gierhardt resigned as our Executive Vice President Marketing and Merchandising on May 11, 2006. Information is based on a Form 4 filed with the SEC on June 29, 2004. We do not have any other information regarding the current holdings of Ms. Gierhardt.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who currently serve as our executive officers.

Name	Age	Position
Ray Brunner	59	President, Chief Executive Officer and Director
John Hellmann	57	Chief Financial Officer and Secretary
Karen John	37	Vice President—Design and Merchandising

For information on Mr. Brunner see “Proposal 1—Election of Directors.”

John Hellmann.    Mr. Hellmann has served as our Chief Financial Officer since September 2006. Mr. Hellmann previously served as the Chief Financial Officer of Birkenstock Distribution USA, the U.S. distributor of Birkenstock sandals from December 2005 until June 2006. Prior to that, he served as the Vice President of Finance and Chief Financial Officer of Shoe Pavilion, a discount footwear and accessories retailer from June 2000 until December 2005. From September 1995 until June 2000, Mr. Hellmann served as Vice President and Chief Financial Officer of The Lamaur Corporation, a manufacturer and wholesaler of hair care products. Prior to that, he served as the Director of Finance at Liberty Electronics, Inc., a manufacturer of computer terminals. Prior to that, he served in progressive financial management roles at Inmar Corporation, formerly Topps & Trowsers, a national retail apparel chain. Mr. Hellmann holds a B.S. in accounting, with a minor in business and finance, from Mount St. Mary’s College in Emmitsburg, Maryland.

Karen John.    Ms. John has served as our Vice President of Design and Merchandising since September 2006. Ms. John previously served as our Director of Product Development from June 2005 to August 2006. From August 2003 she served as a Product Development Consultant before becoming Product Development Manager in October 2003. From August 1998 to October 2001, she served in various roles from Sales Operations Manager to Director of Operations at Trilogy Inc., an enterprise software company. From January 1994 to July 1996, she served as Project Manager at Antonio Citterio & Partners, an international design firm in Milan. Ms. John holds masters degrees in industrial design from Domus Academy in Milan, manufacturing engineering from Stanford University, and business administration from Insead in Fontainebleau, France, and a B.A. in art history from UCLA.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, comprised entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions relating to all executive officers.

The compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers and has been designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Ensure that compensation is commensurate with our performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives’ overall compensation to key financial and operational goals such as improving gross margins, increasing cash flows from operations and obtaining new sources of supply of products. The Compensation Committee establishes individual executive compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in retail industries, taking into account our relative performance and our own strategic goals.

The compensation of our executive officers is composed of base salaries, an annual corporate bonus plan and long-term equity incentives in the form of stock options. In determining specific components of compensation, the Compensation Committee considers each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements. The Compensation Committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from management as well as information regarding compensation levels at competitors in our industry based on information gathered by management and a report from a compensation consultant discussed below. The Compensation Committee reviews and approves all annual bonus awards for executives and stock option awards for all employees.

Compensation for our employees below the level of Vice President is set by grade level, which takes into account where the employee is located. The grades provide ranges for stock option grants at hire and specify bonus target bonus levels. Our Chief Executive Officer makes recommendations with respect to salary, bonus eligibility and option awards for our vice presidents and executive officers. Notwithstanding these recommendations, the Compensation Committee determines the compensation of our executive officers in an executive session.

Management and the Compensation Committee historically have used market surveys and competitive data gathered internally and by consultants in making decisions affecting compensation. Management and the Compensation Committee have reviewed data focused on retail companies and companies located in the San Francisco Bay area. Among other things, the Compensation Committee has reviewed reports prepared for us by Aon Corporation, a firm that provides executive compensation consulting services. Aon provided reports on its benchmarking studies with respect to executive compensation on September 20, 2005 and with respect to compensation of non-employee directors on August 14, 2005. However, we have not identified a set of peer companies against which we benchmark compensation.

Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.    Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions and markets. Base salaries are reviewed periodically, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Bonus Awards.    It is the Compensation Committee’s objective to emphasize pay-for-performance and to have a significant percentage of each executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance. Upon an evaluation of these factors, the Compensation Committee uses discretion in determining whether to grant a bonus to each executive officer. The employment offer letter for Ray Brunner, our Chief Executive Officer and President, provided for a bonus of up to 200% of Mr. Brunner’s base salary, pro rated for Mr. Brunner’s period of employment during 2006. Following discussion of, among other things, our sales growth and improved cash position since Mr. Brunner’s hiring, the Committee unanimously agreed that Mr. Brunner should receive the maximum bonus, which was pro rated based on the number of days in 2006 following Mr. Brunner’s appointment as our Chief Executive Officer. Mr. Brunner’s target bonus for fiscal year 2007 is 100% of his base salary.

Long-Term Incentive Compensation.    We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle, but we have not adopted stock ownership guidelines.

Stock Options.    Our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. We also have options outstanding under our 1999 Stock Plan, or the 1999 Plan, but we will not be granting additional options or making any other equity awards under the 1999 Plan. Our Compensation Committee oversees the administration of our equity incentive plans. Historically, our Board and Compensation Committee have made stock option grants at an employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Going forward, the Compensation Committee plans to consider making periodic grants to employees following their performance reviews.

In 2006, certain of our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All options granted under the 2004 Plan have been granted at exercise prices equal to “fair market value” on the date of grant as defined in the plan. From our initial public offering in June 2004 through January 24, 2007, the 2004 Plan defined fair market value as the closing market value of our stock as reported on the Nasdaq Global Market on the trading day prior to the date of grant. On January 24, 2007, we amended the 2004 Plan to provide that fair market value means the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The stock options we grant officers and employees are incentive stock options and typically vest 25% at the end of one year from the vesting start date and then 1/48 per month thereafter based upon continued employment over a four-year period, and generally expire ten years after the date of grant.

We expect to continue to use stock options as our primary long-term incentive vehicle because:

•	stock options and the related vesting period help attract and retain executives;

•

the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value; and

•

stock options help to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the value of stock options in relation to other elements of the individual executive’s total compensation. In January 2007, we adopted a policy regarding equity awards. Under this policy, all stock options and other equity awards will be made by the Compensation Committee, except that our full Board will take action with respect to any equity awards made to our non-employee directors. This policy prohibits the Compensation Committee from delegating its authority to make grants. The policy further provides that, subject to limited exceptions, grants of equity awards made to newly hired or promoted employees will be made at monthly meetings of the Compensation Committee and routine, periodic grants will be made during the first ten days of the first open trading window under our insider trading plan following annual performance reviews of our employees and executives.

Executive officers recognize taxable income from stock option awards when a vested non-qualified option is exercised or upon a disqualifying disposition of shares received upon exercise of an incentive stock option. We generally receive a corresponding tax deduction for compensation expense in the year of exercise of non-qualified stock options and the year in which disqualifying dispositions, if any, occur. The amount included in the executive officer’s wages upon such events, and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Stock Appreciation Rights.    The 2004 Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SAR under the 2004 Plan.

Restricted Stock and Restricted Stock Units.    Our 2004 Plan authorizes us to grant restricted stock and restricted stock units. To date, we have not granted any restricted stock or restricted stock units. While the Compensation Committee currently does not plan to grant restricted stock and/or restricted stock units under our 2004 Plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

401(k) Defined Contribution Plan.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate. In 2006, Ray Brunner, Tara Poseley and Wanda Gierhart were the only named executive officers who participated in this plan.

Other Benefits.    Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We reimburse Ray Brunner, our Chief Executive Officer, for costs he incurs for travel from his home to our headquarters in San Francisco.

Employment Offer Letters

Ray Brunner.    We entered into an employment offer letter with Ray Brunner, our Chief Executive Officer and President, on June 15, 2006. The offer letter called for Mr. Brunner to receive an annual salary of $245,000, payable in installments pursuant to our bi-weekly payroll policy, and to be eligible for all company benefits on the first day of the month following his date of hire. It further provided that he would be eligible to receive a bonus of up to 200% of his annual salary, based on the achievement of corporate and individual goals to be set by the Compensation Committee. For the year 2006, his bonus eligibility was to be pro-rated for the period of his employment.

The offer letter also stated that in connection with Mr. Brunner’s commencement of employment as Chief Executive Officer and President, management would recommend to the Board of Directors that he be granted an option to purchase 300,000 shares of our common stock with an exercise price equal to the fair market value on the date of grant. Contingent upon his continued employment, the shares subject to the option would vest in equal monthly amounts over a period of 24 months from the date of grant. In addition, following stockholder approval of an increase in the number of shares reserved for issuance under the 2004 Plan, Mr. Brunner would receive a “stretch” option grant, covering the right to purchase an additional 150,000 shares of common stock at an exercise price of $12.00 per share. The stretch option would vest on the same vesting schedule as the 300,000 share option described above.

The letter provided that if we terminate Mr. Brunner’s employment without cause (as defined) after three months of employment by us, he would be paid $250,000 over six months as a salary continuance. The letter also provided that within one year of a change of control of the company, if Mr. Brunner is terminated without cause (as defined), all of his unvested options would become immediately vested and exercisable and Mr. Brunner would be paid $250,000 over six months as a salary continuance.

We amended Mr. Brunner’s offer letter on March 16, 2007. Pursuant to his amended employment offer letter, Mr. Brunner will be paid an annual salary of $350,000, payable in installments pursuant to our bi-weekly payroll policy. This salary increase was retroactive to January 1, 2007. The amended offer letter states that Mr. Brunner will be eligible to receive a bonus of up to 100% of his annual salary, based on the achievement of corporate and individual goals to be set by the Compensation Committee of the Board, and that for the year 2007, he also will receive an automatic bonus of $50,000 if he is serving as our Chief Executive Officer at the end of the year. The offer letter calls for corporate and individual goals to be determined as soon as practicable following Board approval of our 2007 business plan.

Offer Letters.    We entered into an employment offer letter with John Hellmann, our Chief Financial Officer, on August 27, 2006. The offer letter calls for Mr. Hellmann to receive an annual salary of $240,000, payable in installments pursuant to our bi-weekly payroll policy, and to be eligible for all company benefits on the first day of the month following his date of hire. It further provided that he would be eligible to receive up to two bonuses of $25,000 each for achieving specified objectives with respect to our financial reporting process.

The offer letter also states that in connection with Mr. Hellmann’s commencement of employment, management would recommend to the Board of Directors that he be granted an option to purchase 150,000 shares of our common stock with an exercise price equal to the fair market value on the date of grant. Contingent upon his continued employment, the shares subject to the option would vest in equal monthly amounts over a period of 36 months from the date of grant.

The letter provides that if we terminate Mr. Hellmann’s employment without cause (as defined) after three months of employment by us, he would be paid six months’ salary, less applicable withholding, over a period of six months as a salary continuance. The letter also provided that within one year of a change of control of the company, if Mr. Hellmann is terminated without cause (as defined), all of his unvested options would become immediately vested and exercisable and Mr. Hellmann would be paid six months’ salary over six months as a salary continuance.

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2006, and our only other executive officer who was serving as an executive officer at December 30, 2006. In addition, our former Executive Vice President —Marketing and Merchandise is included. We refer to these persons as our “named executive officers” elsewhere in this report. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ray Brunner, Chief Executive Officer and President (1)	2006	$240,202			$372,900	$315,479	$30,556	(7)	$959,137

Tara Poseley, Former Chief Executive Officer and President (2)	2006	140,928					237,981	(8)	378,909

John Hellmann, Chief Financial Officer and Secretary (3)	2006	103,384	$50,000		58,300				211,684

Ken La Honta, Former Chief Financial Officer, Chief Operating Officer and Secretary (4)	2006	197,714					125,000	(8)	322,714

Karen John, Vice President, Design and Merchandising	2006	173,077			37,900				210,977

Wanda Gierhart, Former Executive Vice President—Marketing and Merchandising (5)	2006	111,637					150,000	(8)	261,637

(1)	Mr. Brunner became our President and Chief Executive Officer on May 11, 2006. Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006.
(2)	Ms. Poseley resigned as our Chief Executive Officer and President on May 11, 2006.
(3)	Mr. Hellmann joined the Company on July 27, 2006 and was appointed Vice President, Chief Financial Officer and Secretary on September 5, 2006.
(4)	Mr. La Honta resigned as our Chief Financial Officer, Chief Operating Officer and Secretary on August 16, 2006.
(5)	Ms. Gierhart resigned as our Executive Vice President—Marketing and Merchandising on May 11, 2006.
(6)	Amount reflects the compensation cost for the year ended December 30, 2006 of the named executive officer’s options, calculated in accordance with SFAS 123R and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements in Amendment No. 1 to our Annual Report on Form 10-K for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.
(7)	Consists of amounts reimbursed to Mr. Brunner for his travel from his home to our headquarters in San Francisco, including airfare and lodging.
(8)	Represents amounts paid as severance following the resignation of such named executive officer.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 30, 2006 to the named executive officers.

Grants of Plan-Based Awards

Name	Grant Date	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ray Brunner (1)			$315,479	$315,479					300,000	$5.41	$859,400
									150,000	12.00	356,100

Tara Poseley									—	—	—

John Hellmann (2)			$50,000	$50,000					150,000	5.59	459,300

Ken La Honta									—	—	—

Karen John									50,000	6.13	177,400
									30,000	7.23	131,100

Wanda Gierhardt									—	—	—

(1)	In Mr. Brunner’s offer letter, we agreed to pay him a bonus of up to 200% of his $245,000 base salary, with such amount to be pro rated for the time he served as our Chief Executive Officer in fiscal year 2006. Mr. Brunner became our President and Chief Executive Officer on May 11, 2006.
(2)	Mr. Hellmann’s offer letter provided that he would be eligible to receive up to two bonuses of $25,000 each for achieving specified objectives with respect to our financial reporting process.

Employee Benefit Plans

2004 Equity Incentive Award Plan

Our Board approved the Amended and Restated 2004 Equity Incentive Award Plan on May 8, 2006, subject to stockholder approval, which was obtained at our annual meeting of stockholders on June 22, 2006.

Purposes.    The purpose of the 2004 Plan is to promote the success and enhance our value by linking the personal interests of members of our Board and our employees and the employees of our subsidiaries to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2004 Plan is further intended to provide us with flexibility in our ability to motivate, attract and retain the services of members of our Board and our employees and the employees of our subsidiaries upon whose judgment, interest and special effort we rely.

Securities Subject to the 2004 Plan.    The number of shares of our common stock that may be issued pursuant to awards granted under the 2004 Plan shall not exceed, in the aggregate, 2,100,000 shares. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant under the 2004 Plan. In addition, shares which are delivered to us by a participant or withheld by us to satisfy the grant or exercise price of an award or in satisfaction of tax withholding obligations will be available for future grant under the 2004 Plan.

Administration.    The Compensation Committee of our Board administers the 2004 Plan. To administer the 2004 Plan, our Compensation Committee must consist of at least two members of our Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act, and, an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code, or the Code. Subject to the terms and conditions of the 2004 Plan, our Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 Plan. Our Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 2004 Plan. Our Board may at any time abolish the Compensation Committee and revest in itself the authority to administer the 2004 Plan.

Eligibility.    Our employees, consultants and directors and the employees of our subsidiaries are eligible to receive awards under the 2004 Plan. As of March 31, 2007, we had approximately 420 employees and consultants, and we currently have eight directors, seven of whom are non-employee directors. Our Compensation Committee determines which employees and consultants will be granted awards. No person is entitled to participate in the 2004 Plan as a matter of right nor does any such participation constitute assurance of continued employment or service with us. Only those employees and consultants and directors who are selected to receive grants by our Compensation Committee may participate in the 2004 Plan. In addition, non-employee members of our Board are eligible to receive certain automatic option grants pursuant to a director compensation policy adopted by our Board. These automatic grants are described below under “Director Compensation.”

Awards under the 2004 Plan.    The 2004 Plan provides that our Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the par value of a share of our common stock on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the satisfaction of individual or company performance criteria established by the administrator. NQSOs may be granted for any term specified by our Compensation Committee, but such term may not exceed 10 years.

Incentive Stock Options, or ISOs, will be designed to comply with the applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code, and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than 100% of the fair market value of a share of our common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant. The total fair market value of shares with respect to which an ISO is first exercisable by an optionee during any calendar year cannot exceed $100,000. To the extent this limit is exceeded, the options granted are NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, the 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

Restricted Stock Awards may be granted to participants and made subject to such restrictions as may be determined by our Compensation Committee. Typically, restricted stock may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions are not met. Our Compensation Committee shall establish the purchase price, if any, and form of payment for each restricted stock award. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends, if any, prior to the time when the restrictions lapse.

Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by our Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, shares issuable pursuant to a deferred stock award will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted by our Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option or other awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by our Compensation Committee in the SAR agreements. Our Compensation Committee may elect to pay SARs in cash or in shares of our common stock or in a combination of both.

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

Stock Payments may be authorized by our Compensation Committee in the form of shares of our common stock or an option or other right to purchase shares of our common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the participant.

Our Compensation Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. Our Compensation Committee may grant to such covered employees restricted stock, deferred stock, SARs, dividend equivalents and stock payments that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our subsidiaries, divisions or operating units:

•	net earnings (either before or after interest, taxes, depreciation and amortization;

•	net losses;

•	sales or revenue;

•	operating earnings;

•	operating cash flow;

•	return on net assets;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital;

•	stockholder returns;

•	gross or net profit margin;

•	earnings per share;

•	price per share of our common stock; or

•	market share.

The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any calendar year may not exceed 500,000 shares of common stock.

Terms and Conditions of Options.    Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following additional terms and conditions:

Exercise Price.    Our Compensation Committee determines the exercise price of options at the time the options are granted, subject to the limitations described above with respect to ISOs and NQSOs.

Exercise of Option; Form of Consideration.    Our Compensation Committee determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2004 Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), broker-assisted cashless exercise or any combination thereof.

Term of Option.    The term of options granted under the 2004 Plan may be no more than ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of all classes of our stock or any of our parent or subsidiary companies, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment.    If the optionee’s employment or consulting relationship terminates for any reason other than disability or death, options under the 2004 Plan may be exercised for the period of time specified in the option agreement, which shall generally be three months after such termination, and may be exercised only to the extent the option was exercisable on the date of termination. In no event may the option be exercised after the expiration of its term.

Disability.    If an optionee is unable to continue his or her employment or consulting relationship with us as a result of his or her disability, options may be exercised for the period of time specified in the option agreement, which shall generally be 12 months after termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

Death.    Under the 2004 Plan, if an optionee should die while employed or retained by us, options may be exercised for the period of time specified in the option agreement, which shall generally be 12 months after the date of death to the extent the options are exercisable on the date of death, but in no event may the option be exercised after the expiration of its term.

Other Provisions.    The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2004 Plan as may be determined by our Compensation Committee.

Awards Not Transferable.    Awards may generally not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. Our Compensation Committee may allow awards other than ISOs to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). ISOs may not be transferable. If our Compensation Committee makes an award transferable, such award shall contain such additional terms and conditions as our Compensation Committee deems appropriate.

Adjustments upon Changes in Capitalization.    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, our Compensation Committee will make appropriate adjustments in the number and type of shares of stock subject to the 2004 Plan, the terms and conditions of any award outstanding under the 2004 Plan, and the grant or exercise price of any such award.

In the event of a change of control, each outstanding award may be assumed or an equivalent award may be substituted by the successor (or its parent or subsidiary). In the event of a change of control where the successor (or its parent or subsidiary) does not assume awards granted under the 2004 Plan or substitute equivalent awards, awards issued under the 2004 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the successor (or its parent or subsidiary) assumes awards granted under the 2004 Plan, outstanding awards will become fully vested and exercisable or payable, as applicable, if the employment or service of the holder of any such award is terminated in connection with the change of control or within two years following such change of control by the successor (or its parent or subsidiary) without cause or by the holder for good reason.

Under the 2004 Plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than 50% of the voting stock of the company;

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities;

•

during any two-year period, a majority of the members of our Board (together with any new directors whose election is approved by a vote of at least two-thirds of the directors then in office) cease to serve as directors;

•	the sale or other disposition of all or substantially all of the assets of the Company; or

•	our stockholders approve a liquidation or dissolution of the Company.

Amendment and Termination of the 2004 Plan.    With the approval of our Board, our Compensation Committee may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the 2004 Plan requires stockholder approval for any amendment to the 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, for any increase in the number of shares available for issuance under the 2004 Plan, any award of a stock option with an exercise price per share less than the fair market value per share of our common stock on the date of grant or any extension of the exercise period of a stock option beyond ten years. No action by our Board, our Compensation Committee or our stockholders may alter or impair any award previously granted under the 2004 Plan without the consent of the holder. Unless terminated earlier, the 2004 Plan will terminate in April 2016.

Securities Laws.    The 2004 Plan is intended to conform with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2004 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences Associated with the 2004 Plan.    The following is a general summary under current law of the material federal income tax consequences to participants in the 2004 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted NQSOs under the 2004 Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gain or loss.

Incentive Stock Options.    There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the shares of common stock are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.    In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock.    An employee to whom restricted stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount.

Deferred Stock.    An individual to whom deferred stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction. An individual to whom deferred stock is issued will generally realize ordinary income at the time the shares issuable with respect to the deferred stock award are distributed to the employee in an amount equal to the fair market value of such shares (less any purchase price), and we will be entitled to a corresponding deduction.

Dividend Equivalents.    A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent Compensation Committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying Compensation Committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2004 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure the 2004 Plan in such a manner that our Compensation Committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2004 Plan are subject to the requirements of Section 409A in form and in operation. For example, deferred stock awards and other awards that provide for deferred compensation will be subject to Section 409A.

If a 2004 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

1999 Stock Plan

In January 1999, we adopted our 1999 Stock Plan, which was approved by our stockholders in January 1999. The plan allows us to issue incentive and nonstatutory stock options and make restricted stock awards. Our employees, outside directors and consultants are eligible to receive awards under the plan, but only employees may receive incentive stock options. We reserved a total of 3,100,000 shares of our common stock for issuance under the plan. We do not intend to make any further issuances under the plan. The plan is administered by our Board, or a committee of our Board appointed by the board to administer the plan. The Board or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Our incentive and nonstatutory stock options and our restricted stock are generally subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine.

In the event of certain corporate transactions, such as a merger or consolidation, the plan provides for: (1) the continuation of the outstanding options by us if we are the surviving corporation; (2) the assumption of the 1999 Stock Plan and the outstanding options by the surviving corporation or its parent; (3) the substitution by the surviving corporation or its parent of options with substantially the same terms; or (4) the cancellation of the outstanding options without payment of any consideration. In the event of a change in control, the plan provides that: (a) each outstanding restricted stock award will vest if the repurchase right is not assigned to the entity that employs the award holder immediately after the change in control or its parent or subsidiary; and (b) each outstanding option will become exercisable in full if such options do not remain outstanding, are not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute options with substantially the same terms for such options. A change in control means: (i) the consummation of our merger or consolidation with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of our assets.

Employee Stock Purchase Plan

In March 2004, our Board adopted our Employee Stock Purchase Plan, and it was approved by our stockholders in April 2004. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

We initially reserved a total of 300,000 shares of our common stock for issuance under the plan. The reserve automatically increases on each December 31 during the term of the plan by an amount equal to the lesser of (1) 100,000 shares or (2) a lesser amount determined by the Board. As of June 13, 2007, there were 334,729 shares of common stock available for issuance under the plan.

The plan generally will have a series of successive consecutive, overlapping offering periods. Each offering period will be comprised of two 6-month purchase periods.

Individuals whose customary employment is for more than 20 hours per week and who have been continuously employed by us for at least six months are eligible to participate in the plan. Participants may contribute up to 15% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85.0% of the fair market value per share on the semi-annual purchase date.

If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.

The plan will terminate no later than the tenth anniversary of the plan’s initial adoption by the Board.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 30, 2006 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ray Brunner	15,000	—		7.00	3/03/2014
	52,227	—		0.60	10/14/2012
	2,000	—		2.75	5/13/2013
	87,500	212,500		5.41	5/23/2016
	43,750	106,250		12.00	10/24/2016

Total	200,477	318,750

Tara Poseley	—	—

John Hellmann	20,834	129,166		5.59	8/11/2016

Ken La Honta	—	—

Karen John	10,000	—		7.00	3/3/2014
	625	1,875		6.03	11/30/2015
	—	30,000		7.23	1/24/2016
	—	50,000		6.13	10/24/2016

Total	10,625	81,875

Wanda Gierhardt	—	—

(1)	Except for Mr. Brunner’s options, which vest monthly over 24 months from his vesting start date, and Mr. Hellmann’s options, which vest monthly over 36 months from his vesting start date, all options vest at a rate of 25% of the shares on the first anniversary of the start date and then 1/48 of the shares each month thereafter through the fourth anniversary of the vesting start date.

Option Exercises

During the fiscal year ended December 30, 2006, none of the named executive officers exercised any options.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

401(k) Plan

Effective in 2000, we adopted the Design Within Reach 401(k) plan covering our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code so that the contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. During fiscal year 2006, we made no contributions to the 401(k) plan.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended December 30, 2006.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John C. Hansen
Hilary Billings
Robert Forbes, Jr. (1)	$25,000					$184,325	$209,325
Edward Friedrichs (2)
Terry Lee
Peter Lynch (3)			$4,300				4,300
William McDonagh
Lawrence Wilkinson

(1)	Mr. Forbes resigned as a director on January 10, 2007. In June 2006, we entered into an agreement with Mr. Forbes pursuant to which Mr. Forbes agreed to continue to serve as a member of our Board of Directors for at least six months from June 30, 2006, and we agreed to pay Mr. Forbes $25,000 for his services as a member of our Board of Directors. The agreement also called for Mr. Forbes to prepare a monthly newsletter for us, and we agreed to pay Mr. Forbes $100,000 a year for these services. The agreement terminates on June 30, 2007, unless extended or terminated earlier for a material breach upon prior written notice by the non-breaching party. During fiscal year 2006, we paid Mr. Forbes $25,000 for his services as a member of our Board and he earned $50,000 for preparing monthly newsletters. Apart from the agreement, we also paid Mr. Forbes $134,325 of salary.
(2)	Mr. Friedrichs’ term as a director expired on June 22, 2006, and he did not stand for re-election.
(3)	Mr. Lynch was appointed to the Board on October 24, 2006.
(4)	Amount reflects the compensation cost for the year ended December 30, 2006 of the director’s options, calculated in accordance with SFAS 123R and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.

The following table details information with respect to all options to purchase our common stock held by our non-employee directors outstanding on December 30, 2006:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John C. Hansen	34,998	40,002	$14.68	2/24/2015

Hilary Billings	30,000	—	4.50	1/2/2014
	5,000	—	0.25	6/1/2009

Total	35,000	—

Robert Forbes, Jr.	—	—

Edward Friedrichs (1)	—	—

Terry Lee	30,000	—	4.50	1/2/2014

Peter Lynch	1,200	1,800	6.13	10/24/2016

William McDonagh	30,000	—	7.00	3/3/2014

Lawrence Wilkinson	15,000	—	0.60	5/1/2011
	30,000	—	4.50	1/2/2014

Total	45,000	—

(1)	Mr. Friedrichs’ term as a director expired on June 22, 2006, and he did not stand for re-election.

The grant date fair values of option grants to our directors in fiscal year 2006 are as follows:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value ($)
John C. Hansen		—	—	—

Hilary Billings		—	—	—

Robert Forbes, Jr.		—	—	—

Edward Friedrichs (1)		—	—	—

Terry Lee		—	—	—

Peter Lynch (2)	10/24/2006	3,000	6.13	9,870

William McDonagh		—	—	—

Lawrence Wilkinson		—	—	—

(1)	Mr. Friedrichs’ term as a director expired on June 22, 2006, and he did not stand for re-election.
(2)	Mr. Lynch’s options vest monthly over five months from the date of grant.

In January 2007, we adopted a new director compensation plan. Under the plan, starting in January 2007, each non-employee director will receive:

•

an annual grant of options to purchase 8,000 shares (to be issued in January of each year, with an exercise price equal to the fair market value on the date of grant and monthly vesting over the 12 months following the date of grant);

•	an annual cash retainer of $10,000; and

•	an annual committee member of $2,500, with the chair of the Compensation Committee receiving $2,500 and the chair of the Audit Committee receiving $5,000.

Severance and Change in Control Payments

We have entered into agreements and maintain plans that may require us to make payments and/or provide certain benefits to our named executive officers in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 29, 2006, the last trading day of our last completed fiscal year. Our 2004 Plan and our 1999 Plan contain change of control provisions as described above. See “—2004 Equity Incentive Award Plan” and “—1999 Stock Plan.” For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $4.93, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 29, 2006.

Ray Brunner

Termination for Cause.    We may terminate at any time Mr. Brunner’s employment for cause. A termination “for cause” occurs if Mr. Brunner is terminated for any of the following reasons:

•	theft, dishonesty, misconduct or falsification of any employment or company records;

•	improper disclosure of our confidential or proprietary information;

•	any action by him which has a material detrimental effect on our reputation or business;

•	Mr. Brunner’s failure or inability to perform any assigned duties after written notice to him of, and a reasonable opportunity to cure, such failure or inability; or

•	Mr. Brunner’s conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under the offer letter.

Upon termination for cause, Mr. Brunner is not entitled to any payment or benefit other than the payment of base salary earned, accrued vacation and unreimbursed expenses unpaid at the date of termination and COBRA.

Termination by Us Other than for Cause.    Mr. Brunner’s offer letter provides Mr. Brunner with certain severance benefits in the event his employment is terminated by us other than for “cause.” Upon a termination of Mr. Brunner without cause (and not as a result of his death or disability), and if he has been employed by us for three months or more and he signs a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive severance payments totaling $350,000, less applicable withholding, to be paid over a period of six months following the effective date of his termination. Severance payments will be made in accordance with our normal payroll procedures. In the event that such termination without cause occurs within one year following any “Change of Control,” in addition to receiving the severance payments described above, Mr. Brunner’s unvested stock options will immediately vest in full. For purposes of Mr. Brunner’s offer letter, a “Change of Control” of the company shall be deemed to have occurred if we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange.

Executive benefits and payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause		Resignation	Termination following Change in Control
Severance payment	$0	$0	$250,000	(1)	$0	$250,000	(1)
Accelerated stock options	0	0	0		0	456	(2)

(1)	Represents the amount of severance to which Mr. Brunner would have been entitled upon a termination without cause on December 30, 2006, the last day of the last fiscal year. Under his amended offer letter, the amount of Mr. Brunner’s severance upon a termination without cause is $350,000.

(2)	Represents the incremental compensation expense we would incur as a result of accelerating option vesting. The amount was based upon the closing price of our common stock on December 29, 2006. The exercise price of substantially all the options that would be accelerated were out of the money at December 29, 2006.

John Hellmann

Termination for Cause.    We may terminate at any time Mr. Hellmann’s employment for cause. A termination “for cause” occurs if Mr. Hellmann is terminated for any of the following reasons:

•	theft, dishonesty, misconduct or falsification of any employment or company records;

•	improper disclosure of our confidential or proprietary information;

•	any action by him which has a material detrimental effect on our reputation or business;

•	Mr. Hellmann’s failure or inability to perform any assigned duties after written notice to him of, and a reasonable opportunity to cure, such failure or inability; or

•	Mr. Hellmann’s conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under the offer letter.

Upon termination for cause, Mr. Hellmann is not entitled to any payment or benefit other than the payment of base salary earned, accrued vacation and unreimbursed expenses unpaid at the date of termination and COBRA.

Termination by Us Other than for Cause.    Mr. Hellmann’s offer letter provides Mr. Hellmann with certain severance benefits in the event his employment is terminated by us other than for “cause.” Upon a termination of Mr. Hellmann without cause (and not as a result of his death or disability), and if he has been employed by us for three months or more and he signs a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive severance payments equal to six months’ salary, less applicable withholding, to be paid over a period of six months following the effective date of his termination. Severance payments will be made in accordance with our normal payroll procedures. In the event that such termination without cause occurs within one year following any “Change of Control,” in addition to receiving the severance payments described above, Mr. Hellmann’s unvested stock options will immediately vest in full. For purposes of Mr. Hellmann’s offer letter, a “Change of Control” of the company shall be deemed to have occurred if we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange.

Executive benefits and payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause	Resignation	Termination following Change in Control
Severance payment	$0	$0	$120,000	$0	$120,000
Accelerated stock options	0	0	0	0	0	(1)

(1)	Represents the incremental compensation expense we would incur as a result of accelerating option vesting. The amount was based upon the closing price of our common stock on December 29, 2006. The exercise price of all the options that would be accelerated were out of the money at December 29, 2006.

Compensation Committee Interlocks and Insider Participation

Peter Lynch, Hilary Billings, Terry Lee and Edward Friedrichs served as members of our Compensation Committee during the last fiscal year. Mr. Friedrichs left the Compensation Committee when his term as a member of the Board of Directors expired on June 22, 2006. Mr. Lynch and Mr. Lee joined Ms. Billings on the

Compensation Committee in October 2006. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this report.

The foregoing has been furnished by the Compensation Committee.

Peter Lynch (Chair)

Hilary Billings

Terry Lee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions in our prior three fiscal years to which we have been a party, in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation and employment arrangements described under “Executive Compensation and Other Information.” We believe that we have executed all of the transactions set forth below on terms no less favorable to us than terms we could have obtained from unaffiliated third parties.

Review and Approval of Related Party Transactions.    Pursuant to our Audit Committee Charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee of our Board of Directors intends to review such transactions on a case by case basis. In addition, the Compensation Committee of our Board of Directors and/or our Board of Directors will review approve all compensation-related policies involving our directors and executive officers.

JH Partners, LLC Transactions.    Since November 2000, we have leased space on a month-to-month basis for our San Francisco studio facility from JH Partners, LLC, a San Francisco-based private equity firm. John Hansen, Chairman of the Board of Directors, is President of JH Partners, LLC. We paid $176,000 in aggregate rental payments under this lease during fiscal year 2006.

Mr. Brunner, our Chief Executive Officer and President and a member of our Board of Directors, provided consulting services to JH Partners, LLC between March 2006 and May 2006.

Mr. Lee, a member of our Board of Directors, serves as a senior operating partner for JH Partners, LLC. As a senior operating partner, Mr. Lee participates in deal origination, the due diligence process and as a director of some of JH Partners portfolio companies.

Peter Lynch.    During fiscal year 2006, we paid $20,000 to DJM Asset Management for consulting services Mr. Lynch performed in July through September 2006.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and Audit Committee have selected Grant Thornton LLP as our independent registered public accounting firm for the year ending December 29, 2007 and has directed that management submit the selection of independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the fiscal year ending December 31, 1999 through the fiscal year ending December 30, 2006. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, our Board of Directors and the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

Independent Registered Public Accounting Firm Fee Information

The fees billed by our independent registered public accounting firm, Grant Thornton LLP, for fiscal years 2006 and 2005 for professional services are as follows:

Audit Fees

Fees for audit services totaled approximately $2,302,000 in fiscal year 2006 and $1,369,000 in fiscal year 2005 and include fees for the audit of our annual financial statements for fiscal years 2006 and 2005, the review of our interim period financial statements for fiscal years 2006 and 2005 included in our Form 10-Qs and our annual reports on Form 10-K, review of our Form 10-Qs and related services that are normally provided in connection with regulatory filings or engagements.

Audit-Related Fees

No fees for audit-related services were incurred in fiscal year 2006 and $20,000 in fiscal year 2005 for services related to the audit of our 401(k) plan.

Tax Fees

Fees for tax compliance, tax advice and tax planning services totaled approximately $256,000 in fiscal year 2006 and $115,000 in fiscal year 2005.

All Other Fees

We did not engage Grant Thornton LLP to perform services other than those described above in 2006 and 2005.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following: Ray Brunner, Michelle Carrara and Suzanne Ewing each filed a late statement of initial beneficial ownership of securities. Ray Brunner and SCSF Equities LLC (including its joint filers) each filed one late report covering one transaction during fiscal year 2006.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than March 5, 2008, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than April 4, 2008 and no later than May 4, 2008 unless the date of the 2008 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power regarding any such proposal. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our Amended and Restated Bylaws. Stockholders are advised to review our Amended and Restated Bylaws, which contain requirements with respect to advance notice of stockholder proposals and director nominations.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 30, 2006 will be mailed to stockholders of record on or about July 3, 2007. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

Any person who was a beneficial owner of our common stock on the Record Date will be furnished a copy of our Annual Report on Form 10-K without charge upon receipt of a written request to Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104, Attention: Corporate Secretary.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Ray Brunner

President and Chief Executive Officer

Dated: July 3, 2007

DETACH HERE

PROXY

DESIGN WITHIN REACH, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 2, 2007

The undersigned stockholder of Design Within Reach, Inc., a Delaware corporation (the “Company”), hereby appoints Ray Brunner and John Hellmann, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on August 2, 2007 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

X Please mark

votes as in

this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	To elect three directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:	2. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(01) Ray Brunner (02) William McDonagh (03) Lawrence Wilkinson

☐	FOR ALL NOMINEES

☐	WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature:	Date:	Signature:	Date: